Telestone Technologies Corporation Announces First-Quarter 2012 Results

-- Revenues Increased 18.2% to $17.1 Million

BEIJING, May 15, 2012 -- Telestone Technologies Corporation (TSTC) (“Telestone” or the “Company”), a leading developer and provider of telecommunications local-access networks in China, today announced financial results for the first quarter ended March 31, 2012.

First-Quarter 2011 Highlights:

•	Revenues were $17.1 million, an increase of 18.2% as compared to $14.5 million in the year-ago quarter

•	Gross profit was $6.5 million, as compared to $6.6 million in the year-ago quarter

•	Net income was $0.5 million, or $0.03 per diluted share; non-GAAP income was $0.6 million, or $0.05 per diluted share

“We posted solid revenue growth in the first quarter of 2012, which included one full quarter of revenues from Sichuan Ruideng Telecom Corporation that we acquired in November 2011,” commented Mr. Daqing Han, Chairman and CEO of Telestone. “We were able to maintain profitability despite some lower-margin business and increased investment in our sales and marketing team. Thus far, 2012 is proving to be challenging year for the telecom-equipment industry, due to a slowdown in 3G investment and a slow start to investment in 4G. Although our business results will be difficult to forecast; we expect business conditions to remain challenging.”

First-Quarter 2012 Results

Revenues in the first quarter of 2012 were $17.1 million, an 18.2% increase from $14.5 million in the year-ago quarter. The year-over-year increase in revenue benefited from the inclusion of a full quarter’s revenues from the acquisition of Sichuan Ruideng Telecom Corporation, which occurred in November 2011.

Sales of professional services increased 81.4% to $13.6 million from $7.5 million in the year-ago quarter, and benefitted from the contribution of Sichuan Ruideng. Revenue from equipment sales declined 49.5% to $3.5 million, as compared to $7.0 million in the year-ago quarter, which was primarily attributable to lower equipment sales in Beijing and in Hubei province. A delay in the bidding process, lower investment in WLAN, as well as a slowdown in high-speed railway projects were also among the contributing factors to the decline.

Sales to non-telecom operators and overseas customers amounted to approximately $1.6 million in the first quarter, or 9.3% of total revenue. Sales of WFDS-enabled products were $1.8 million, accounting for 10.3% of sales in the quarter.

In the first quarter, revenue from the “Big-3” telecom carriers -- China Mobile, China Unicom, and China Telecom -- comprised 90.7% of total quarterly revenue, compared to 86.9% in the year-ago quarter.

Gross profit in the first quarter was $6.5 million, as compared to $6.6 million in the year-ago quarter. The gross margin decreased to 38.2% from 45.6% in the year-ago quarter. The year-over-year gross margin decrease resulted from a lower margin contribution at Sichuan Ruideng.

Total operating expenses were $5.6 million, an increase of 24.4% from $4.5 million in the year-ago quarter. Selling, general and administrative (SG&A) expense was $5.0 million in the first quarter, or 29.0% of total revenue, up from $4.1 million, or 28.6% of total revenue, in the year-ago quarter. Research and development expense was $0.5 million, or 2.7% of revenues for the fourth quarter, as compared to $0.2 million, or 1.7% of revenues in the year-ago quarter.

Operating income was $0.9 million, as compared to $2.1 million in the year-ago quarter. The operating margin was 5.3% in the quarter, as compared to 14.6% in the year-ago quarter.

Net income was $0.5 million, down 70.4% from $1.6 million in the same period of last year. Both basic and diluted earnings per share for the first quarter of 2012 were $0.03, as compared to $0.13 per share in the same quarter of 2011. Non-GAAP net income, which excludes $0.2 million of non-cash stock compensation expense, was $0.6 million, down 69.2% from $2.1 million in the same quarter of 2011. Non-GAAP earnings per share were $0.05, versus $0.17 in the year-ago quarter.

Financial Condition

As of March 31, 2012, Telestone had $12.2 million in cash and cash equivalents, as compared to $18.9 million at the end of 2011. Inventory was $9.8 million on March 31, 2012, as compared to $6.8 million on December 31, 2011. Working capital was $127.0 million as of March 31, 2012, versus $126.7 million at the end of 2011. The Company had $15.0 million in short-term debt, as well as $48.9 million in accounts payable at the end of first quarter of 2012. Shareholders’ equity totaled $144.2 million at the end of 2011, as compared to $142.8 million at the end of 2011. Cash used in operating activities was -$6.6 million in the first quarter of 2012, as compared to $5.6 million of cash used in operating activities in the year-ago quarter.

As of March 31, 2012, Telestone’s accounts receivable were $256.5 million, versus $251.5 million at the end of 2011. The accounts receivable turnover period (DSOs) for the quarter ended March 31, 2012 was 1,291 days. During the first quarter, Telestone collected $14 million in accounts receivable.

Business Outlook

For the full-year 2012, Telestone continues to expect revenues to increase to approximately $117 million.

“Despite a soft start to the year, we remain optimistic regarding continued growth in 2012. We also expect TIPS to begin to play a meaningful role this year. We will continue to invest in the development of innovative new products and services, while diversifying our geographic and customer mix. We continue to expect 2012 to be successful and significant year,” concluded Mr. Han.

Non-GAAP Financial Measures

This release contains adjusted non-GAAP financial measures. These adjusted financial measures, which are used as measures of the Company’s performance, should be considered in addition to, not as a substitute for, measures of the Company’s financial performance prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). The Company’s adjusted financial measures may be defined differently than similar terms used by other companies. Accordingly, care should be exercised in understanding how the Company defines its adjusted financial measures.

Reconciliations of the Company’s adjusted measures to the nearest GAAP measures are set forth in the section below titled “Reconciliation of GAAP to Non-GAAP Results.”  These adjusted measures include adjusted net income, and adjusted diluted net income per share.

The Company’s management uses adjusted financial measures to gain an understanding of the Company’s comparative operating performance (when comparing such results with previous periods or forecasts) and future prospects. The Company’s adjusted financial measures exclude certain special items, including stock-based compensation charge from its internal financial statements for purposes of its internal budgets. Adjusted financial measures are used by the Company’s management in their financial and operating decision-making, because management believes they reflect the Company’s ongoing business in a manner that allows meaningful period-to-period comparisons. The Company’s management believes that these adjusted financial measures provide useful information to investors and others in the following ways: 1) in understanding and evaluating the Company’s current operating performance and future prospects in the same manner as management does, if they so choose, and 2) in comparing in a consistent manner the Company’s current financial results with the Company’s past financial results.

The Company’s management believes excluding stock-based compensation from its adjusted financial measures is useful for itself and investors, as such expense will not result in future cash payment and is not an indicator used by management to measure the Company’s core operating results and business outlook.

The adjusted financial measures have limitations. They do not include all items of income and expense that affect the Company’s operations. Specifically, these adjusted financial measures are not prepared in accordance with GAAP, may not be comparable to adjusted financial measures used by other companies and, with respect to the adjusted financial measures that exclude certain items under GAAP, do not reflect any benefit that such items may confer to the Company. Management compensates for these limitations by also considering the Company’s financial results as determined in accordance with GAAP.

Conference Call

The Company will host a conference call on Tuesday, May 15, 2012, at 09:00 a.m. Eastern Daylight Time to discuss its financial results for the first quarter ended March 31, 2012.

Mr. Daqing Han, Chairman and Chief Executive Officer, Ms. Xiaoli Yu, Chief Financial Officer, and Ms. Jun Man, Manager of the Office of the Board of Directors, will host the call.

The conference call may be accessed by calling:

U.S. Toll Free:	800-860-2442
U.S. Toll / International:	412-858-4600
Canada Toll Free:	866-605-3852
China North Toll Free:	10-800-712-2304
China South Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475

The conference pass code is 10014310.

A replay will be available for seven days starting on Tuesday, May 15, 2012, at 09:00 a.m. Eastern Daylight Time and can be accessed by dialing (877) 344-7529. International callers should dial +1 (412) 317-0088. When prompted, enter conference pass code 10014310.

About Telestone Technologies Corporation

Telestone is a leader and innovator in wireless local-access network technologies and solutions. The company has a global presence, with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than ten years, Telestone has installed radio-frequency (RF)-based 1G and 2G systems throughout China for leading telecommunications companies. After intensive research on the needs of carriers in the 3G age, Telestone developed and commercialized its proprietary third-generation local-access network technology, WFDS(TM) (Wireless Fiber-optic Distribution System), which provides a scalable, multi-access local access network solution for China’s three cellular protocols. Telestone also offers services including project design, manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,500 employees.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements,  and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

- Financial Tables Follow -

Telestone Technologies Corporation

Condensed Consolidated Balance Sheets

(U.S. Dollars in Thousands)

	As of March 31, 2012	As of December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,166	$18,850
Accounts receivable, net of allowance	256,477	251,460
Due from related parties	1,544	1,534
Inventories, net of allowance	9,799	6,755
Prepayments	2,565	2,351
Other current assets	3,579	2,797

Total current assets	286,130	283,747

Goodwill	4,268	4,268
Property, plant and equipment, net	10,427	9,264
Lease prepayment	2,574	2,571

	17,269	16,103

Total assets	303,399	299,850

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	15,039	14,941
Accounts payable – Trade	48,947	46,450
Service cost payable	38,304	35,254
Customer deposits for sales of equipment	2,901	2,684
Due to related parties	1,843	1,831
Income tax payable	18,863	18,695
Accrued expenses and other accrued liabilities	33,278	37,229

Total current liabilities	159,175	157,084

Commitments and contingencies

Stockholders’ equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued	-	-
Common stock and paid-in-capital, US$0.001 par value: Authorized – 100,000,000 shares as of March 31, 2012 and December 31, 2011
Issued and outstanding – 12,333,264 shares as of March 31, 2012 and December 31, 2011	12	12
Additional paid-in capital	50,306	50,148
Dedicated reserves	6,871	6,871
Other comprehensive income	13,150	12,329
Retained earnings	73,885	73,406

Total stockholders’ equity	144,224	142,766

Total liabilities and stockholders’ equity	303,399	299,850

Telestone Technologies Corporation

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(U.S. Dollars in Thousands)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Operating revenues:
Net sales of equipment	3,531	6,992
Service income	13,572	7,480

Total operating revenues	$17,103	$14,472

Cost of operating revenues:
Cost of net sales	2,165	3,831
Cost of service	8,398	4,043

Total cost of operating revenues	10,563	7,874

Gross profit	6,540	6,598

Operating expenses:
Sales and marketing	3,617	2,131
General and administrative	1,346	2,005
Research and development	463	248
Depreciation and amortization	201	102

Total operating expenses	5,627	4,486

Operating income	913	2,112
Interest expense	(271)	(149)
Other income, net	48	203

Income before income taxes	690	2,166
Income taxes	(211)	(547)

Net income	479	1,619

Other comprehensive income
Foreign currency translation adjustment	821	-

Total comprehensive income	1,300	1,619

Earnings per share:

Weighted average number of common stock outstanding
Basic	14,133,264	12,333,264
Effect of dilutive warrants	-	15,883

Diluted	14,133,264	12,349,147

	US$	US$
Net income per share of common stock
Basic	0.03	0.13
Diluted	0.03	0.13

Telestone Technologies Corporation

Condensed Consolidated Statements of Cash Flows

(U.S. Dollars in Thousands)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$479	$1,619
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	201	102
Stock-based compensation	158	452
Changes in assets and liabilities:
Accounts receivable	(3,362)	(5,490)
Inventories	(3,001)	(1,638)
Prepayments	(202)	(49)
Other current assets	(766)	(299)
Accounts payable	2,208	1,673
Customer deposits for sales of equipment	199	68
Due to related parties	(144)	(1,674)
Income tax payable	45	475
Accrued expenses and other accrued liabilities	(2,373)	(862)

Net cash used in operating activities	(6,558)	(5,623)

Cash flows from investing activities
Purchase of property, plant and equipment	(265)	(147)

Net cash used in investing activities	(265)	(147)

Cash flows from financing activities
Repayment of short-term bank loans	-	(1,212)
Short-term bank loans raised	-	2,466

Net cash from financing activities	-	1,254

Net decrease in cash and cash equivalents	(6,823)	(4,516)

Cash and cash equivalents, beginning of the period	18,850	31,020

Effect on exchange rate changes	139	-

Cash and cash equivalents, end of the period	12,166	26,504

The following table reconciles GAAP measures to non-GAAP measures:

Telestone Technologies Corporation

Reconciliation of GAAP to Non-GAAP Results

(U.S. Dollars in Thousands, Except Per-Share Amounts)

	Three Months Ended March 31,
	2012	2011
Net Income	$479	$1,619
Add back: Stock-based compensation	158	452
Non-GAAP Net Income	637	2,071
Non-GAAP Diluted EPS	$0.05	$0.17